SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - October 23, 2006

David Warkentin Promoted to President & Chief Executive Officer of SmarTire

Richmond, British Columbia, Canada, October 23, 2006 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that the board of directors has promoted Vice President of Sales and Marketing, David Warkentin to President & Chief Executive Officer of SmarTire.

Prior to joining SmarTire in August 2005, Warkentin was the vice president of sales for Intrinsyc Software International, Inc., a Canadian public company that provides engineering services to wireless mobile device makers and licensable software for the wireless telephone handset market. From 2000 until 2004, Warkentin was the director of sales for Silent Witness Enterprises Ltd., a Canadian company that manufactures security cameras and digital video recorders targeted to the financial, educational and corrections markets. Also during 2000, Warkentin was the North American sales manager for Digital Dispatch Systems, where he was responsible for a sales team selling mobile dispatch hardware and software solutions directly to end-users.

Robert Rudman, chairman of the board of directors, said, “Dave has had an extremely positive impact on SmarTire. Directing our sales and marketing efforts, he has successfully built an impressive portfolio of commercial customers that is now translating into rapid revenue growth. Dave has the right vision and skill set to drive SmarTire forward in a decisive manner. He has earned the highest respect from his colleagues and from our board of directors. Dave replaces Leif Pedersen.. Leif has resigned as he decided to pursue other business in Europe and not to relocate to Vancouver. We thank him for his excellent contributions over the past six months.”

In his new role as President & CEO, Warkentin will be representing SmarTire at the ValueRich Small-Cap Financial Expo in Las Vegas, October 25 - 26. This popular event will be attended by a wide range of individuals representing the investment community including the financial media. Senior management will be showcasing SmarTire products in an Expo format and Warkentin will be presenting a corporate profile that will be webcast. SmarTire shareholders and interested investors are invited to attend this event or listen to the webcast. For more information, visit http://www.valuerichonline.com/expo/mi06/index.php?id=news.

About SmarTire Systems Inc.
SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide under the SmartWave™ trademark. The company has developed numerous patent-protected wireless technologies and advanced tire monitoring solutions since it was founded in 1987. The company’s proprietary SmartWave platform provides a foundation for the addition of multiple wireless sensing and control applications. The initial product release on the SmartWave platform is SmartWave TPMS, which leverages on the company’s background and knowledge in tire monitoring solutions. SmarTire has offices in North America and Europe. For more information about SmarTire Systems Inc., visit http://www.smartire.com.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://hawkassociates.com/smtrprofile.aspx.

An investment profile, a comprehensive online investor relations kit, SEC filings and other useful information regarding SmarTire Systems Inc. can be found at http://www.hawkassociates.com/smartire.aspx and http://www.americanmicrocaps.com. In addition, this press release is available for investor commentary, questions, near real-time answers and monitored discussion in the SmarTire IR HUB at http://www.agoracom.com/IR/SmarTire. Alternatively, investors may speak with Ken AuYeung or Frank Hawkins of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com, or e-mail questions to SMTR@agoracom.com.